Hondo Minerals Corporation
 EXHIBIT 7.1

K W C O, P C
Certified Public Accountants

1931 East 37th Street, Suite 7	2626 Royal Circle
Odessa, Texas 79762	Kingwood, Texas 77339
(432) 363-0067	(281) 359-7224
Fax (432) 363-0376	Fax (281) 359-7112

August 6, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re:	Hondo Minerals Corporation
File No.:	000-54326

Ladies and Gentlemen:

We have read the statements under item 4.02 in the Current Report on Form 8-K dated August 6, 2013, of Hondo Minerals Corporation (the “Company”), filed with the Securities and Exchange Commission on August 6, 2013 and we agree with such statements therein as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ KWCO, PC
KWCO, PC